Exhibit 8

350 Ryman Street P.O. Box 7909 Missoula, Montana 59807-7909 (406) 523-2500 Fax (406) 523-2595 www.garlington.com

Stephen R. Brown

Gary B. Chumrau

Randall J. Colbert

Justin K. Cole

Kathleen L. DeSoto

Scott W. Farago

Candace C. Fetscher

Leah T. Handelman

Elizabeth L. Hausbeck

Katelyn J. Hepburn

Isaac M. Kantor

Tessa A. Keller

Bradley J. Luck

Robert C. Lukes

Kathryn S. Mahe

Alan F. McCormick

Charles E. McNeil

Emma L. Mediak

Mark S. Munro

Robert L. Nowels

J. Andrew Person

Robert J. Phillips

Anita Harper Poe

Larry E. Riley

Jeffrey M. Roth

Robert E. Sheridan

Brian J. Smith

Jeffrey B. Smith

Peter J. Stokstad

Christopher B. Swartley

Kevin A. Twidwell

William T. Wagner

Ross C. Wecker+

+	Currently admitted in Massachusetts and Vermont only

December 8, 2016

Glacier Bancorp, Inc.

49 Commons Loop

Kalispell, MT 59901-2679

Attn: Michael J. Blodnick, President and CEO

Re: Project Green S-4 Tax Opinion Letter

Ladies and Gentlemen:

We have acted as special tax counsel to Glacier Bancorp, Inc., a Montana corporation (“GBCI”), in connection with the proposed merger of TFB Bancorp, Inc. (“TFB”), an Arizona corporation, with and into GBCI; and the simultaneous merger of The Foothills Bank (“Bank”), an Arizona state chartered bank, duly organized and validly existing under the laws of the State of Arizona and a wholly-owned subsidiary of TFB, with and into Glacier Bank (“Glacier Bank”), a Montana state-chartered bank and wholly owned subsidiary of GBCI (collectively, the “Mergers”), pursuant to the Plan and Agreement of Merger (the “Agreement”), dated as of November 15, 2016, by and among GBCI, TFB, Bank and Glacier Bank. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. At your request, and in connection with the filing of the Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”), including the proxy statement/prospectus forming a part thereof, we are rendering our opinion concerning certain United States federal income tax matters.

In providing our opinion, we have examined the Agreement, the Registration Statement, the proxy statement/prospectus forming a part thereof (as amended or supplemented through the date hereof), the Merger Agreement between the Bank and Glacier Bank, dated as of November 15, 2016, and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party); (ii) the Bank is a wholly-owned subsidiary of TFB and Glacier Bank is a wholly owned subsidiary of GBCI; (iii) if the Per Share Stock Consideration is adjusted pursuant to Section 7.2.2 or Section 7.3.2 of the Agreement, the value of Per Share Stock Consideration received by TFB shareholders in the

A Professional Limited Liability Partnership / Attorneys at Law Since 1870

RE: Michael J. Blodnick, President and CEO, Glacier Bancorp, Inc.

Project Green S-4 Tax Opinion Letter

December 8, 2016

exchange (as adjusted and measured as of the Effective Time), will be at least forty five percent (45%) of the Total Consideration Value Per Share received by TFB shareholders; (iv) the statements concerning the transaction and the parties thereto set forth in the Agreement are true, complete and correct, and the Registration Statement is true, complete and correct; (v) the factual statements and representation s made by GBCI in the officer’s certificate dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificate”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time; (vi) any such statements and representations made in the Officer’s Certificates “to the knowledge of” or “in the belief of” any person or similarly qualified are and will be true, complete and correct without such qualification; and (vii) GBCI and TFB and their respective subsidiaries will treat the Mergers for United States federal income tax purposes in a manner consistent with the opinions set forth below. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement or the Registration statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable United States federal income tax law, each of the Mergers will qualify as “reorganizations” within the meaning of Section 368(a) of the Code.

Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform GBCI or TFB of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

GARLINGTON, LOHN & ROBINSON, PLLP

Mark S. Munro
Email: msmunro@garlington.com

A Professional Limited Liability Partnership / Attorneys at Law Since 1870